Exhibit 99.2

Guided Therapeutics Fourth Quarter 2015 Conference Call Script

Participants: Gene Cartwright, Charles Rufai

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Earnings Call Script:

Conference Specialist Opening Speech: Read by conference call Company’s operator

Greetings and welcome to the Guided Therapeutics Fourth Quarter 2015 Financial Results Conference Call. At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the call, please press star, zero on your telephone keypad. As a reminder, this conference is being recorded.

Guided Therapeutics appreciates everyone's participation and respecting that, to be more efficient with your time the Safe Harbor statements will be read following the Q&A. With us today are Guided Therapeutics CEO, Gene Cartwright and the Company’s Controller, Charles Rufai, CPA. Now I would like to turn the call over to Mr. Cartwright, go ahead Gene….

Gene….

Gene Cartwright

Thanks Manny. Hello everyone and thank you all for joining our call today.

2015 ended very positively for the business and we are working to carry that momentum forward and build on it in 2016.

We are entering our second year of redirecting the LuViva toward the large cervical cancer screening market. Our focus is building our international screening business in developing countries. These countries have a clear and present unmet need and there is political motivation in markets where we are active to address the problem.

I just mentioned this is a large market, it represents approximately 2.0 billion women aged 15 and older who are potentially eligible for screening with LuViva. Countries where we have a foothold, and that offer the greatest opportunity for growth in 2016, are Turkey, Indonesia, Bangladesh, Kenya and Nigeria.

LuVivas can now be found in 22 countries around the world, with the majority in Asia and Africa. We are also gaining traction in the Middle East, where we recently received an order for two more LuVivas from Saudi Arabia. Central America is also promising starting with Costa Rica.

The goal of our business strategy is to place devices that will drive sales of disposable Cervical Guides. Sales of disposables for the quarter were 12,920 - more than double that in any previous quarter.

To further support growth of disposable sales, we are currently in the process of rolling out an improved design that reduces waste and facilitates less expensive shipping and storage.

In the fourth quarter, we shipped our largest order of disposables – 10,000 cervical guides – to Turkey. We plan to have shipped approximately 20,000 additional cervical guides to Turkey by the end of the first quarter.

We expect Turkey to be our largest customer in 2016 providing the bulk of an estimated $3.0 million to $5.0 million in orders this year - compared to the $606,000 we reported for all of 2015.

Currently, in the developing world, only a small percentage of women are screened by the Pap test. In fact, fewer than 5% of women in the developing world are screened for cervical cancer.

After Turkey, we believe that our next major market opportunities are in Kenya, Indonesia, Nigeria and Bangladesh, where work is already underway. We expect the process to follow a similar path as we saw in Turkey, with the potential returns to be as strong.

For example,

•	In Kenya - In January 2016, the Nairobi County Health Services Sector agreed to purchase an additional five LuVivas for use in the agency's cervical cancer screening program. We expect to ship those units by the end of the first quarter. This brings to six the number of LuVivas purchased by Nairobi County, with an additional seven units planned for purchase in 2016. When fully implemented, the County will have the capacity to screen more than 144,000 women per year. The United Nations World Health Organization indicates that only 3.2% of women aged 18-69 in Kenya are screened for cervical cancer every three years versus 70% of women in the developed world. So there is plenty of opportunity for growth in Kenya and the National Screening program is our next target market.
•	In Nigeria - We are encouraged that the newly appointed Minister of Health for Nigeria, Professor Issac Adewole, M.D., is an early proponent of the benefits of using LuViva. We have sold 6 units to Nigeria and expect to be included in a national screening program once the new year’s budget is approved.
•	In Indonesia - We recently announced shipments of the LuViva to Indonesia, the fourth most populous country in the world. We have shipped 6 units to Indonesia to date. We have several studies underway with leading doctors in there.
•	In Bangladesh - We hope to expand to about 60 medical facilities nationwide after a successful pilot program. In Bangladesh, cervical cancer is the leading cancer among women. We have already sold eight LuVivas to the government.

We are continuing our negotiations for rights to China. Wwe are seeking an upfront licensing fee with ongoing royalties in exchange for exclusive right to market and sell LuViva and its single-patient-use disposables. China represents a potentially huge screening market. Approximately 390 million Chinese women are between 25 and 64 years old, the prime age for cervical cancer screening.

To maximize our opportunities, in each country we are working with a distributor who understands the market and who has relationships with the healthcare professionals who are the key decision makers.

While the main focus of the business is the much larger international screening market, we plan on obtaining U.S. FDA approval for LuViva for triage use. We met with FDA in the fourth quarter of 2015 and agreed on a path forward. We are encouraged by our discussions and meeting with the FDA which were bolstered by two leading U.S. OBGYNs who are big supporters and advocates of LuViva. We plan on executing on that plan after we raise additional capital.

We expect to submit a clinical protocol for collecting the additional patient data this year. Once the protocol is finalized, we will conduct the study, analyze the data and present the results to the agency for review. However, it’s important to note that the approval process for a product like LuViva that employs new technology can take years, as we have seen. We believe ultimately LuViva will be approved in the U.S., but not this year.

We have significantly reduced expenses as we manage our costs to operate. We plan to raise additional capital in the first half of 2016 to provide the resources to build the international business and complete our FDA work.

Now I would like to update you on our progress on the financial side. In addition to reducing our burn rate as I mentioned on our last quarterly call, we also recently amended our debt and executed a 100-for-1 reverse stock split. These measures enhance our financial flexibility and improve our prospects for raising funds. Our overriding goal is to reach cash flow breakeven and our Turkish deal, combined with cost cutting measures and prospects in other developing markets, help move us closer to that goal.

We anticipate orders in the $3.0 million to $5.0 million range for the year. However, we do expect to go on back order status for some period for LuViva units in the second quarter pending timing of the financing.

If we are successful in our plan to convert markets to LuViva for primary screening, there is the opportunity for exponential growth over the coming years.

Our financials indicate that we reduced expenses significantly in 2015 vs 2014. We have made further reductions in the first quarter of 2016. Since we are selling through distributors and have little sales and marketing internal costs, our sales can grow while we have reduced expenses. That is what is happening now and will continue in the second quarter. As a result, we are now covering a substantial percentage of our burn rate by cash coming in from sales. That should continue throughout 2016 as international sales grow. To reach cash flow breakeven with our current expense structure, we need to be successful in just some of these target countries. The Turkey deal alone probably gets us more than 25 percent there. When Kenya closes, depending on the size of the final deal, that could get us to breakeven.

We are engaged in many more ongoing discussions and we believe several will lead to additional deals that will also contribute to reaching breakeven and positive cash flow generation thereafter. Getting to cash flow breakeven and then attaining profitability as soon as possible remains a top goal for us.

With that I’ll turn it over to Charles.

Charles Rufai:

Thanks Gene. Good morning everybody.

We reported sales revenue from the sale of LuViva devices and disposables for the three months ended December 31, 2015 of approximately $241,000. Sales revenue from the sale of LuViva devices and disposables for the three months ended December 31, 2014 was approximately $172,000. Contract and grant revenue decreased to approximately $9,000 for the quarter ended December 31, 2015, from approximately $13,000 for the same period in 2014.

During the quarter ended, the Company recovered $197,000 of overhead variances, which resulted in a cost of goods sold recovery of $7,000 and a gross profit for the devices and disposables of approximately $248,000. In contrast, related costs of goods sold were approximately $168,000 in the fourth quarter of 2014, which resulted in a gross profit on the devices and disposables of approximately $4,000.

General and administrative expenses decreased slightly to $1.2 million in the fourth quarter of 2015 compared to $1.1 million in the fourth quarter of 2014.

Sales and marketing costs decreased to $176,000 in 2015 versus $402,000 in the same quarter of 2014.

As a result, for the fourth quarter 2015, the loss from operations was approximately $1.5 million as compared to about $2.1 million for the same period in 2014. In addition, other income and expense for the 2015 period was approximately $5,000 versus $11,000 in 2014.

In the quarter just ended, we had dividends on our preferred stock and deemed dividend expenses of approximately $730,000. This contributed to a net loss, attributable to common stockholders for the year ended December 31, 2015 of approximately $9.5 million or ($7.42) per post reverse split, diluted share; versus $10.0 million or ($13.02) per post reverse split, diluted share; for the same period in 2014.

We ended the quarter with cash of approximately $35,000 compared to about $162,000 in December 31, 2014. We used approximately $4.0 million of cash in operating activities during 2015 compared to about $6.3 million in the comparable period of 2014.

I would now like to turn the call over to Gene for closing remarks.

Gene Cartwright

Thanks, Charles. Our strategy is clear

1.	Ramp up international sales for primary screening where the markets are large and the clinical need is significant.
2.	Keep expenses very low
3.	Work towards closing a deal for China distribution and stay in contact with large multinational potential partners
4.	Continue the FDA approval process as more funds are available
5.	Keep the company funded as we get closer to breakeven

We would now like to open up the call for questions.

Q&A Session: OPERATOR TO HANDLE

Operator That concludes the Q&A.

I would like to remind you that in this call, management’s prepared remarks contained forward-looking statements, which are subject to risks and uncertainties, and management may have made additional forward-looking statements during the question and answer session.

Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors not limited to, general economic and business conditions, competitive factors, changes in business strategy or development plans, the ability to attract and retain qualified personnel, and changes in legal and regulatory requirements. In addition, any projections as to the Company’s future performance represent management’s estimates as of today, March 15, 2016. Guided Therapeutics assumes no obligation to update these projections in the future as market conditions change.

The Company has filed its 10K with the SEC and issued a press release announcing its financial results, so participants in this call who may not have already done so, may wish to look at those documents as we provide a summary of the results we discussed on today’s call. Today’s call may have included non-GAAP financial measures. When required, a reconciliation to the most directly comparable financial measure calculated and presented in accordance with GAAP can be found in today’s press release which is also available at www.guidedinc.com.

So with that, I would like to thank all Guided Therapeutics shareholders for their participation on today’s call and their support for the Company. This concludes the Guided Therapeutics 2015 fourth quarter conference call.